Exhibit 3.2

AMENDMENT NO. 1 TO

THE THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Amendment No. 1 to the third amended and restated limited partnership agreement of Managed Futures Premier BHM L.P. (the “Partnership”), dated as of January 1, 2016 (the “Partnership Agreement”), by and among Ceres Managed Futures LLC, a Delaware limited liability company (“Ceres”), as general partner, and each limited partner of the Partnership (the “Limited Partners”), is made on this 1st day of February, 2016. Capitalized terms used herein but not otherwise defined shall have the respective meanings assigned them in the Partnership Agreement.

WHEREAS, the General Partner desires to amend the Partnership Agreement in order to reflect the change in name of the partnership on February 1, 2016;

WHEREAS, pursuant to Section 1 of the Partnership Agreement, the General Partner may change the name of the Partnership, without the approval of the Limited Partners;

NOW, THEREFORE, the undersigned, in its capacity as General Partner of the Partnership, hereby amends the Partnership Agreement as follows:

1. The second sentence of Section 1 is amended to read as follows:

“The name of the limited partnership is Managed Futures Premier Macro L.P. (the “Partnership”).”

2. All references in the Partnership Agreement to “Managed Futures Premier BHM L.P” are amended to read “Managed Futures Premier Macro L.P.”

IN WITNESS WHEREOF, the General Partner has caused the foregoing instrument to be executed as of the day and the year first above written.

GENERAL PARTNER:

CERES MANAGED FUTURES LLC

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

LIMITED PARTNERS:

By:	CERES MANAGED FUTURES LLC,
General Partner, as authorized agent and attorney-in-fact for each Limited Partner

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director